Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned, that the undersigned is individually eligible to use the Schedule 13G to which this Exhibit is attached and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that it knows or has reason to believe that such information is inaccurate.

Date: January 23, 2024

Warner Bros. Discovery, Inc.

By:	/s/ Tara L. Smith
Name: Tara L. Smith
Title: Executive Vice President, Legal, Capital Markets and Corporate Secretary

Discovery Networks Asia-Pacific Pte. Ltd.

By:	/s/ Tara L. Smith
Name: Tara L. Smith Title: Attorney-in-Fact